As filed with the Securities and Exchange Commission on May 15, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANEBULO PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	85-1170950
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
1017 Ranch Road 620 South, Suite 107 Lakeway, Texas	78734
(Address of Principal Executive Offices)	(Zip Code)

Anebulo Pharmaceuticals, Inc. 2020 Stock Incentive Plan

(Full title of the plan)

Richard Anthony Cunningham

Chief Executive Officer

Anebulo Pharmaceuticals, Inc.

1017 Ranch Road 620 South, Suite 107

Lakeway, Texas 78734

(Name, address of agent for service)

(512) 598-0931

(Telephone number, including area code, of agent for service)

Copies to:

Leslie Marlow, Esq.

Melissa Murawsky, Esq.

Blank Rome LLP

1271 Avenue of the Americas

New York, New York 10020

(212) 885-5000

(Name, address and telephone number)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SHARES

PURSUANT TO GENERAL INSTRUCTION E

Pursuant to General Instruction E of Form S-8, the Registrant hereby makes the following statement: This Registration Statement on Form S-8 is being filed by the Registrant to register an additional 2,500,000 shares of its common stock which, pursuant to an amendment to the Registrant’s 2020 Stock Incentive Plan (the “2020 Plan”), are issuable upon the grant, exercise or vesting of awards under the Plan. These 2,500,000 shares are in addition to the 2,667,500 shares of the Registrant’s common stock which were previously registered pursuant to the Registrant’s Registration Statement on Form S-8 (Commission File No. 333-264432) filed with the Securities and Exchange Commission (the “Commission”) on April 22, 2022 (the “Prior Registration Statement”). Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Registrant is subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the SEC. The following documents, which are on file with the SEC, are incorporated in this Registration Statement by reference:

●	the Registrant’s Annual Report on Form 10-K for the fiscal year ended June 30, 2024 filed with the SEC on September 25, 2024;

●	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the SEC on November 13, 2024;

●	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2024 filed with the SEC on February 14, 2025;

●	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 filed with the SEC on May 13, 2025;

●	the Registrant’s Current Reports on Form 8-K filed with the SEC on July 22, 2024, December 23, 2024, February 12, 2025, February 24, 2025, April 7, 2025, April 14, 2025 and April 15, 2025; and

●	the description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on May 5, 2021, as updated by the description of the Registrant’s common stock filed as Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2022 filed with the SEC on September 9, 2022, and all amendments or reports filed for the purpose of updating such description.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is or was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

Item 6. Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

Our second amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●	transaction from which the director derives an improper personal benefit;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payment of dividends or redemption of shares; or

●	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our second amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered into indemnification agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or other actual, threatened or completed proceeding to which any such person is, was or may be made a party by reason of the fact that such person is or was a director, officer, employee, agent or fiduciary of us or of any other entity or enterprise that such person was serving at the express written consent of us. Under these agreements, we are not required to provide indemnification for certain matters, including:

●	indemnification beyond that permitted by the Delaware General Corporation Law;

●	indemnification for certain proceedings for which payment has actually been made to or on behalf of such director or officer under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision;

●	indemnification for certain proceedings for an accounting of profits made from the purchase and sale (or sale and purchase) by such director or officer of our securities within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

●	indemnification for proceedings brought by an officer or director against us or any of our directors, officers, employees or other indemnitees, unless (i) our board of directors authorized the proceeding (or any part of any proceeding) prior to its initiation, or (ii) we provide the indemnification in our sole discretion pursuant to the powers vested in us under applicable law.

The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy in place that covers our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

We may enter into one or more underwriting agreements which provides that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Item 8. Exhibits

4.1	Second Amended and Restated Certificate of Incorporation of Anebulo Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10 K filed with the SEC on September 9, 2022).

4.2	Certificate of Correction to Second Amended and Restated Certificate of Incorporation of Anebulo Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10 K filed with the SEC on September 9, 2022).

4.3	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Anebulo Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8 K filed with the SEC on November 21, 2023).

4.4	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Anebulo Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8 K filed with the SEC on April 14, 2025).

4.5	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Anebulo Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8 K filed with the SEC on April 14, 2025).

4.6	Amended and Restated Bylaws of Anebulo Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 13, 2022).

4.7	Amendment to the Amended and Restated Bylaws of Anebulo Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8 K filed with the SEC on April 14, 2025).

4.8	Anebulo Pharmaceuticals, Inc. 2020 Stock Incentive Plan, as amended, and Form of Award Agreement thereunder (filed as Exhibit 10.2 to the Company’s Annual Report on Form 10-K filed with the SEC on September 9, 2022).

4.9	Amendment to the Anebulo Pharmaceuticals, Inc. 2020 Stock Incentive Plan (filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 2025).

5.1*	Opinion of Blank Rome LLP.

23.1*	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Blank Rome LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this Form S-8).

107*	Filing Fee Table.

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lakeway, State of Texas, on May 15, 2025.

ANEBULO PHARMACEUTICALS, INC.

By:	/s/ Richard Anthony Cunningham
Name:	Richard Anthony Cunningham
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Richard Anthony Cunningham and Daniel George, and each and either of them, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard Anthony Cunningham	Chief Executive Officer and Member of the Board of Directors	May 15, 2025
Richard Anthony Cunningham	(Principal Executive Officer)

/s/ Daniel George	Chief Financial Officer	May 15, 2025
Daniel George	(Principal Financial Officer and Principal Accounting Officer)

/s/ Joseph F. Lawler	Chairman of the Board of Directors	May 15, 2025
Joseph F. Lawler

/s/ Aron R. English	Member of the Board of Directors	May 15, 2025
Aron R. English

/s/ Jason Aryeh	Member of the Board of Directors	May 15, 2025
Jason Aryeh

/s/ Kenneth Lin	Member of the Board of Directors	May 15, 2025
Kenneth Lin

/s/ Areta Kupchyk	Member of the Board of Directors	May 15, 2025
Areta Kupchyk

/s/ Bimal Shah	Member of the Board of Directors	May 15, 2025
Bimal Shah

/s/ Nathaniel Calloway	Member of the Board of Directors	May 15, 2025
Nathaniel Calloway